Reg. S-K

Item 601

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61350, 333-164220, and 333-164611 on Form S-3 and Registration Statement Nos. 333-53046, 333-64284, 333-70609, 333-74312, 333-75612, 333-101662, 333-164962, 333-164961, 333-164959, 333-164958 and 333-111614 on Form S-8 of our reports dated February 24, 2012, relating to the consolidated financial statements and financial statement schedule of Berkshire Hathaway Inc., and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 24, 2012